EXHIBIT 99.4

September 30, 2021

Ms. Cynthia Dotzel
Mr. John Giambalvo
c/o Timothy J. Nieman, Esq.
Corporate Secretary
Codorus Valley Bancorp, Inc.
105 Leader Heights Road
York, PA 17405

VIA EMAIL

Cindy and John,

I believe that I have requested to speak with you directly several times since we spoke in August. Should I take your silence on this matter as a refusal to meet or have a call? To the extent that your silence does not represent a refusal to engage, I hope that I will hear from you shortly proposing dates and times to talk.

Transmitted herewith is Mercer Capital’s Northeast Public Bank Peer Report dated September 23, 2021. I direct your attention to the comparison of publicly traded Pennsylvania banks on page 3 and specifically how CVLY stacks up against peers with respect to Efficiency Ratio, LTM ROE, LTM ROA, NPAs/Loans + OREO and NCOs/Avg. Loans. Just to give you a hint, CVLY does not compare well to peers by any of those metrics.

#oversightnotalignment

Very truly yours, /s/ J. Abbott R. Cooper

250 Park Avenue

7th Floor

New York, NY 10177